UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 6, 2016

GULFPORT ENERGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19514	73-1521290
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14313 North May Avenue Suite 100 Oklahoma City, OK	73134
(Address of principal executive offices)	(Zip code)

(405) 848-8807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

Purchase Agreement

On October 6, 2016, Gulfport Energy Corporation (“Gulfport”) and certain subsidiary guarantors entered into a Purchase Agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC and Scotia Capital (USA) Inc., as representatives of the several initial purchasers named in the Purchase Agreement, in connection with Gulfport’s private placement of senior notes. The Purchase Agreement provides for, among other things, the issuance and sale by Gulfport of $650.0 million in aggregate principal amount of 6.000% Senior Notes due 2024 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act (the “Notes Offering”). Gulfport and the subsidiary guarantors of the Notes have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make because of any of such liabilities. Under the Purchase Agreement, Gulfport also agreed to a 90-day lock-up with respect to, among other things, an offer, sale or other disposition of its U.S. dollar-denominated debt securities, subject to certain exceptions.

Gulfport estimates that its net proceeds from the Notes Offering will be approximately $640.0 million, after deducting the initial purchasers’ discounts and estimated offering expenses. Gulfport intends to use the net proceeds from the Notes Offering (i) to purchase its outstanding 7.750% Senior Notes due 2020 (the “7.750% Notes”) tendered pursuant to a concurrent tender offer for all such outstanding notes, to pay fees and expenses thereof and to redeem any of the 7.750% Notes that remain outstanding thereafter and (ii) for general corporate purposes, which may include the funding of a portion of its capital development plans. The Notes Offering is expected to close on October 14, 2016.

The initial purchasers under the Purchase Agreement and their respective affiliates have provided, and may provide in the future, investment banking, commercial banking and other financial services for Gulfport or its affiliates, and have entered, and may in the future enter, into hedging transactions with Gulfport or its affiliates, in the ordinary course of business, for which they have received and will receive customary compensation. In particular, an affiliate of Scotia Capital (USA) Inc. acts as administrative agent, letter of credit issuer and sole lead manager and affiliates of each of Credit Suisse Securities (USA) LLC, Barclays Capital Inc., KeyBanc Capital Markets Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., BBVA Securities Inc., PNC Capital Markets LLC, U.S. Bancorp Investments, Inc. and IBERIA Capital Partners L.L.C. act as a lender under Gulfport’s revolving credit facility. An affiliate of KeyBanc Capital Markets Inc. also acts as co-syndication agent under Gulfport’ revolving credit facility. Credit Suisse Securities (USA) LLC is acting as the dealer manager in connection with the tender offer for Gulfport’s outstanding 7.750% Notes, for which it will receive customary fees and reimbursement of expenses. Certain of the initial purchasers or their respective affiliates may hold positions in the 7.750% Notes, which Gulfport intends to purchase or redeem with the proceeds from the Notes Offering, and therefore such initial purchasers or their affiliates may receive proceeds of the Notes Offering. Amegy Bank National Association is also a lender under Gulfport’s revolving credit facility and is acting as a financial advisor to Gulfport in connection with the Notes Offering.

The preceding summary of the Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 1.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit

1.1	Purchase Agreement, dated as of October 6, 2016, by and among Gulfport Energy Corporation, the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC and Scotia Capital (USA) Inc., as representatives of the several initial purchasers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GULFPORT ENERGY CORPORATION

Date: October 13, 2016	By:	/s/ Aaron Gaydosik
Aaron Gaydosik
Chief Financial Officer

Exhibit Index

Number	Exhibit

1.1	Purchase Agreement, dated as of October 6, 2016, by and among Gulfport Energy Corporation, the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC and Scotia Capital (USA) Inc., as representatives of the several initial purchasers.